EMPLOYMENT AGREEMENT made as of the 1st day of January, 1998 by and between ARROW ELECTRONICS, INC., a New York corporation with its principal office at 25 Hub Drive, Melville, New York 11747 (the "Company"), and ROBERT E. KLATELL, residing at 1094 Ponus Ridge Road, New Canaan, Connecticut 06840 (the "Executive").

	WHEREAS, the Executive is now and has been employed by the Company as an Executive Vice President, with the responsibilities and duties of a principal executive officer of the Company;

	WHEREAS, the Company and the Executive wish to provide for the continued employment of the Executive as an employee of the Company and for him to continue to render services to the Company on the terms set forth in, and in accordance with the provisions of, this Agreement;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

	1.  Employment and Duties.
	    ---------------------
	    a) Employment. The Company hereby employs the Executive for the Employment Period defined in Paragraph 3, to perform such duties for the Company, its subsidiaries and affiliates and to hold such offices as may be specified from time to time by the Company's Board of Directors, subject to the following provisions of this Agreement. The Executive hereby accepts such employment.

	    b) Duties and Responsibilities. It is contemplated that the Executive will be an Executive Vice President of the Company but the Board of Directors shall have the right to adjust the duties, responsibilities and title of the Executive as the Board of Directors may from time to time deem to be in the interests of the Company (provided, however, that they remain commensurate with his duties and responsibilities as they exist on the date hereof). If the Board of Directors does not either continue the Executive in the office of Executive Vice President or elect him to some other principal executive office satisfactory to the Executive, the Executive shall have the right to decline to give further service to the Company and shall have the rights and obligations which would accrue to him under Paragraph 8 if he were discharged without cause. If the Executive decides to exercise such right to decline to give further service, he shall within thirty days after such action or omission by the Board of Directors give written notice to the Company stating his objection and the action he thinks necessary to correct it, and he shall permit the Company to have a thirty day period in which to correct its action or omission. If the Company makes a correction satisfactory to the Executive, the Executive shall be obligated to continue to serve the Company.
If the Company does not make such a correction, the Executive's rights and obligations under Paragraph 8 shall accrue at the expiration of such thirty day period.

	    c) Time Devoted to Duties. The Executive shall devote substantially all of his normal business time and efforts to the business of the Company, its subsidiaries and its affiliates, the amount of such time to be sufficient, in his discretion, to permit him diligently and faithfully to serve and endeavor to further their interests to the best of his ability. Subject to the foregoing, it is expressly agreed and understood that the Executive may participate in various civic and philanthropic activities, may serve on boards of directors and committees of not-for-profit organizations of the Executive's choice, and, consistent with the policies of the Company, may serve as a member of one or more corporate boards of directors (unless the Company's Board of Directors concludes that such service would be inappropriate or not in the best interests of the Company).

	    d) Location of Office. The Company shall not require the Executive to locate his office more than fifty miles from his current residence address, without his prior written consent. In the event that, during the Employment Period, the Executive elects to relocate his current residence so as to reduce the burden of commuting, the Company shall provide him with the maximum amount of relocation assistance and support offered to senior executives who relocate their residences at the Company's request.

	2.  Compensation.
	    ------------
	    a)  Monetary Remuneration and Benefits.  During the
Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity:

		    i. a minimum base salary of $425,000 per year (payable in accordance with the Company's then prevailing practices, but in no event less frequently than in equal monthly installments), subject to increase from time to time in the sole discretion of the Board of Directors of the Company, except that such salary shall be increased annually by a percentage at least equal to the average percentage increase granted to all salaried employees of the Company; and provided further that, should the Company institute a company-wide pay cut/furlough program, such salary may be decreased by up to 15%, but only for as long as said company-wide program is in effect;

		    ii.  such additional compensation by way of
	    salary or bonus or fringe benefits as the Board of Directors of the Company in its sole discretion shall authorize or agree to pay, payable on such terms and conditions as it shall determine; and

		    iii.  such employee benefits that are made
	    available by the Company to its other principal executives.

	    b) Annual Incentive Payment. The Executive shall participate in the Company's Management Incentive Plan (or such successor or replacement plan or program in which the Company's principal executives, other than the Chief Executive Officer, generally participate) and shall have a targeted incentive thereunder of not less than $220,000 per annum; provided, however, that the Executive's actual incentive payment in any year shall be measured by the Company's performance against goals established for that year and that such performance may produce an incentive payment ranging from one-half to twice the targeted amount.

	    c) Supplemental Executive Retirement Plan. The Executive shall continue to participate in the Company's Unfunded Pension Plan for Selected Executives; provided, however, that the Executive's initial date of participation in such plan shall be deemed to be May 1, 1971 for purposes of calculating his retirement benefit and all other matters thereunder.

	    d)  Automobile.  During the Employment Period, the
Company will pay the Executive a monthly automobile allowance of $1,200.

	    e) Vacation. During the Employment Period, the Executive will be given four weeks vacation with full pay each year, to be taken at the Executive's discretion; provided, however, that the Executive will use his best efforts to ensure that such vacation does not unduly interfere with the operation and performance of the business of the Company, its subsidiaries or its affiliates.

	    f) Expenses. During the Employment Period, the Company agrees to reimburse the Executive, upon the submission of appropriate vouchers, for out-of-pocket expenses (including, without limitation, expenses for travel, lodging and entertainment) incurred by the Executive in the course of his duties hereunder.

	    g) Office and Staff. The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of his duties hereunder.

	    h) Indemnification. The Company agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his service as an officer or director of the Company, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

	    i) Participation in Plans. Notwithstanding any other provision of this Agreement, the Executive shall have the right to participate in any and all of the plans or programs made available by the Company (or its subsidiaries, divisions or affiliates) to, or for the benefit of, executives (including the annual stock option and restricted stock grant programs) or employees in general, on a basis consistent with other senior executives.

	3.  The Employment Period.
	    ---------------------
	    The "Employment Period", as used in the Agreement, shall mean the period beginning as of the date hereof and terminating on the last day of the calendar month in which the first of the following occurs:

	    a)  the death of the Executive;

	    b) the disability of the Executive as determined in accordance with Paragraph 4 hereof and subject to the provisions thereof;

	    c) the termination of the Executive's employment by the Company for cause in accordance with Paragraph 6 hereof; or

	    d) January 1, 2001; provided, however, that, unless sooner terminated as otherwise provided herein, the Employment Period shall automatically be extended for one or more twelve
(12) month periods beyond the then scheduled expiration date thereof unless between the 18th and 12th month preceding such scheduled expiration date either the Company or the Executive gives the other written notice of its or his election not to have the Employment Period so extended.

	       The Executive shall have the right to terminate the Employment Period on six months' written notice to the Company upon the happening of any of the following events if such event has not been approved by the Board of Directors of the Company:

     1)  a merger or consolidation with another corporation;

     2) a sale of all or substantially all the assets of the Company; or

     3) acquisition of more than fifty percent of the voting stock of the Company by another entity, individual or united group.

	 If the Executive exercises such right, the Employment
Period shall terminate on the date specified in his notice to the Company provided the date is six months or more after the date such notice is given.

  4. Disability.
	    ----------
		The Company has a disability benefit program now in effect for certain of its executive employees including the Executive. During the Employment Period the Company will continue to maintain in effect for the Executive such benefit program or one granting benefits to the Executive at least equal to those provided by the current Disability Income Agreement dated November 1, 1982 between the Company and the Executive entered into pursuant to such program. If at any time during the Employment Period the Executive shall become disabled as defined under the terms of the disability benefit program applicable to the Executive, the Employment Period shall terminate on the last day of the month in which such disability is determined. Until such termination of the Employment Period, the Company shall continue to pay to the Executive, until the commencement of the disability payments, his base salary and any additional compensation authorized by the Company's Board of Directors, and shall continue during such interim period to provide the Executive with the remuneration and benefits provided for in accordance with Paragraph 2 hereof and the insurance required by Paragraph 7 hereof, all without delay, diminution or proration of any kind whatsoever, and his medical benefits and life insurance shall remain in full force. After termination of the Employment Period as a result of the disability of the Executive, the medical benefits covering the Executive and his family shall remain in place (subject to the eligibility requirements and other conditions continued in the underlying plan, as described in the Company's employee benefits manual, and subject to the requirement that the Executive continue to pay the "employee portion" of the cost thereof), and the Executive's life insurance policy under the Management Insurance Program shall be transferred to him, as provided in the related agreement, subject to the obligation of the Executive to pay the premiums therefor.
In the event that, notwithstanding such a determination of disability, the Executive is determined not to be totally and permanently disabled and such disability payments cease prior to January 1, 2001, the Executive shall be entitled to resume employment with the Company under the terms of this agreement for the then remaining balance of the Employment Period.

	5.  Parachute Payments.
	    ------------------
	    There is currently an agreement between the Executive and the Company dated June 1, 1988 relating to the rights of the parties in the event of a "change in control" of the Company as therein defined, which is comparable to similar agreements between the Company and certain other principal executive officers. At no time during the Employment Period shall the terms and conditions applicable to the Executive in the event of a change of control (including the basis on which the Executive may become entitled to compensation or benefits in connection with such a change) be less favorable than the most favorable terms and conditions applicable to any other principal executive officer of the Company.

	6.  Termination for Cause.
	    ---------------------
	    In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Company shall have the right to terminate the Employment Period by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Company within thirty days after such notice, the Employment Period shall terminate and the Company shall have no further obligation to the Executive hereunder but the restriction on the Executive's activities contained in Paragraph 9 and the obligations of the Executive contained in Paragraph 10(b) and 10(c) shall continue in effect as provided therein.

	7.  Death Benefit.
	    -------------
	    The Executive is a participant in the Company's Management Insurance Program. During the Employment Period, the Company will continue to maintain in effect for the Executive such Program or some other form of life insurance providing the Executive's estate or named beneficiary a benefit upon the Executive's death at least equal to the net after-tax benefit provided by the Management Insurance Program.

	8.  Termination Without Cause.
	    -------------------------
	    In the event that the Company discharges the Executive without cause, the Executive shall be entitled to the salary provided in Paragraph 2, the full vesting of any restricted stock awards and the immediate exercisability of any stock options, as well as his rights under Paragraphs 4 and 7, for the full Employment Period (which, in that event, shall continue until January 1, 2001 unless sooner terminated by the Executive's disability or death), and the Company shall have no right to set off payments due the Executive with any amounts he may earn from gainful employment elsewhere. It is expressly agreed and understood that the Executive shall be under no obligation to seek such employment. The provisions of Paragraph 9 restricting the Executive's activities and Executive's obligations under Paragraph 10(b) and 10(c) shall continue in effect. The provisions of this Paragraph 8 shall not act to limit the Executive's ability to recover damages from the Company for breaching this Agreement by terminating the Employment Period without cause, except as otherwise permitted by Paragraph 3.

	9.  Non-Competition; Trade Secrets.
	    ------------------------------
	    During the Employment Period and for a period of two years after the termination of the Employment Period, the Executive will not, directly or indirectly:

	    a) Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):

		i. any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or

		ii. any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company its subsidiaries or affiliates.

	    b) Non-Competition. Engage or become interested in the United States, Canada or Mexico (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies);

	    c) Solicitation. Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

	    d) Employment. Employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

	    The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.

	    Except as expressly herein provided, nothing contained herein is intended to prevent the Executive, at any time after the termination of the Employment Period, from either (i) being gainfully employed or (ii) exercising his skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with.

	10. Preservation of Business.
	    ------------------------
	    a) General. During the Employment Period and subject to Paragraph 1(c) hereof, the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, distributors, customers and others.

	    b) Patents and Copyrights, etc. The Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, it subsidiaries or affiliates, whether acquired by the Executive before or during his employment or retention hereunder.

	    Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which the Executive may conceive of or make, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Employment Period, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of having made such patent application or being granted such patents.

	    Any writings or other materials written or produced by the Executive or under his supervision (whether alone or with others and whether or not during regular business hours), during the Employment Period which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it.
The Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company's right, title and interest therein. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of the Executive's compliance with the Company's request.

	    c) Return of Documents. Upon the termination of the Employment Period, including any termination of employment described in Paragraph 8 and any termination of employment described in Paragraph 1(b), the Executive will promptly return to the Company all copies of information protected by Paragraph 9(a) hereof or pertaining to matters covered by subparagraph (b) of this Paragraph 10 which are in his possession, custody or control, whether prepared by him or others.

	11. Separability.
	    ------------
	    The Executive agrees that the provisions of Paragraphs 9 and 10 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Executive may have under any other provisions hereof. The Company agrees that the provisions of Paragraphs 4, 7 and 8 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Executive notwithstanding any rights or remedies the Company may have under any other provisions hereof.

	12. Specific Performance.
	    --------------------
	    The Executive acknowledges that (i) the services to be rendered under the provisions of this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character; (ii) it would be difficult or impossible to replace such services and obligations; (iii) the Company, it subsidiaries and affiliates will be irreparably damaged if the provision hereof are not specifically enforced; and (iv) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Executive. The Company acknowledges that (i) the Executive will be irreparably damaged if the provisions of Paragraphs 1(b), 4, 7 and 8 hereof are not specifically enforced; and (ii) the award of monetary damages will not adequately protect the Executive in the event of a breach thereof by the Company. By virtue thereof, the Executive agrees and consents that if he violates any of the provisions of this Agreement, and the Company agrees and consents that if it violates any of the provisions of Paragraphs 1(b), 4, 7 and 8 hereof, the other party, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

	13. Miscellaneous.
	    -------------
	    a) Entire Agreement; Amendment. This Agreement constitutes the whole employment agreement between the parties and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. It is specifically agreed and understood, however, that the provisions of that certain letter agreement dated as of June 1, 1988 granting to the Executive extended separation benefits in the event of a change in control of the Company, shall survive and shall not be affected hereby. All other agreements between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect.

	    b) Assignment. Except as stated below, this Agreement is not assignable by the Company without the written consent of the Executive, or by the Executive without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, in which event the Executive's obligations shall continue in favor of such other corporation or entity, subject however to the provisions of Paragraph 3.

	    c) Waivers, etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term of any other term of this Agreement on that or any other occasion.

	    d) Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

	    e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

		 i.  if to the Executive to:

			    Robert E. Klatell
			    1094 Ponus Ridge Road
			    New Canaan, Connecticut 06840

		ii. if to the Company to:

			     Arrow Electronics, Inc.
			     25 Hub Drive
			     Melville, New York 11747
			     Attention:  President

Either party may, by notice to the other, change his or its address for notice hereunder.

			f)  New York Law.  This Agreement shall be
construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

		IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


Attest:                                        ARROW ELECTRONICS, INC.


/s/ Wayne Brody                                By: /s/Stephen P. Kaufman
-----------------------                        -------------------------
 Assistant Secretary                                   President


                                         						THE EXECUTIVE

                                         						/s/ Robert E. Klatell
                                          					---------------------